INSTITUTIONAL FORM

                         SERVICE AGREEMENT

     This Agreement is entered into as of December 1, 1995 between The Equitable Life Assurance Society of the United States ("Equitable"), a New York corporation, and MFS Fund Distributors, Inc., a Delaware corporation ("MFS"), with respect to those registered investment companies distributed by MFS that are identified on Schedule A attached hereto (the "Funds").

     Equitable provides administrative services comprised of, but not limited to, recordkeeping, reporting and processing services (the "Administrative Services") to the American Dental Association Members Retirement Program, consisting of tax-qualified employee benefit plans (the "Plans"). Administrative Services for each Plan include processing and transfer arrangements for the investment and reinvestment of Plan assets in investment media specified by the Trustees of the Plans' trusts generally upon the direction of Plan beneficiaries (the "Participants"). The Administrative Services are provided by Equitable under an administrative agreement with the Plans' Trustees.

     The Plans' Trustees have directed Equitable to establish separate account No. 200 (the "Account") for the exclusive use of the Plans' trusts. The contributions to the Account will be invested exclusively in Class A shares of the MFS Emerging Growth Fund or such other Fund or Funds as the Plans' Trustees may designate (the "Shares").

     Equitable and MFS desire to facilitate the purchase and redemption of the Shares on behalf of the Plans and their Participants through the Account, subject to the terms and conditions of this Agreement.

     Accordingly, the parties hereto agree as follows:

     1.   Performance of Services.   Equitable agrees to perform
the administrative services and functions specified in Schedule B attached hereto (the "Services") with respect to Shares owned by Plans and included in the Account.

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     2. Pricing Information. MFS or its designee will furnish Equitable, subject to availability, on each business day that the New York Stock Exchange is open for business ("Business Day"), with (i) net asset value information for each Fund as at the close of regular trading (currently 4:00 p.m. Eastern
Time) on the New York Stock Exchange or at such other times at which a Fund's net asset value is calculated as specified in such Fund's prospectus (the "Close of Trading"), and (ii) dividend and capital gains information for each Fund as it becomes available. MFS or its designee shall provide such information, subject to availability, to Equitable by 6:30 p.m. Eastern Time on the same Business Day. In the event that MFS or its designee furnishes to Equitable a net asset value for a Fund which is thereafter determined to be incorrect, the price correction for the Account will be effected by MFS or its designee on the same basis as the price correction for any other shareholder of the affected Fund. However, to the extent Participants had received Fund redemption proceeds from the Account in excess of the amounts which should have been paid as a result of such incorrect price, MFS agrees not to reduce the number of Shares credited to the Account as a result of such overpayment, and MFS agrees not to seek reimbursement from such Participants.

      3. Orders; Distributions. Upon the receipt of instructions from Participants, Equitable will transmit to MFS or its designee orders to purchase or redeem Shares for the Account on the basis of those instructions. Equitable agrees that orders for net purchases or net redemptions of Shares for the Account derived from instructions received in proper form by Equitable from Participants prior to the Close of Trading on any given Business Day will be processed that same evening and transmitted to MFS or its designee by 9:00 a.m. Eastern Time on the next Business Day. Equitable agrees that payment for net purchases of Shares attributable to all orders executed for the Account on a given Business Day will be wired by Equitable or its designee on the same Business Day such purchase orders are transmitted to MFS or its designee no later than 12:00 p.m. to a custodial account designated by MFS. Subject to Equitable's compliance with the foregoing, Equitable will be considered limited agent for the Funds for the purpose of accepting purchase or redemption orders from Participants, and the Business Day on which instructions are received in proper form by Equitable from Participants by the Close of Trading will be the date as of which Shares will be purchased and redeemed as a result of such instructions. Instructions received in proper form by Equitable from Participants after the Close of Trading on any given Business Day shall be treated as if received on the next following Business Day. Dividends and capital gains

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distributions will be issued in additional shares of the applicable Fund at net asset value in accordance with each Fund's then current prospectus.

     It is acknowledged and agreed that decisions to allocate Plan assets to the Account are made solely by Participants and, accordingly, no representation is, or can be, made by Equitable or the Plans' Trustees concerning a minimum aggregate investment in the Funds by the Account.

     4. Maintenance of Records. Each party or its designee shall maintain and preserve all records as required by law to be maintained and preserved in connection with providing the Services and in making Shares available to the Plans. Upon the reasonable request of MFS, Equitable shall provide copies of all the historical records relating to transactions between the Funds and the Plans, written communications regarding the Funds to or from such Plans and other materials, in each case (i) as are maintained by Equitable in the ordinary course of its business and in compliance with applicable laws and regulations, and (ii) as may reasonably be requested to enable MFS or its representatives, including without limitation its auditors or legal counsel, to (a) monitor and review the Services, (b) comply with any request of a governmental body or self-regulatory organization or a Plan, (c) verify compliance by Equitable with the terms of this Agreement, (d) make required regulatory reports, or (e) perform general customer supervision. Equitable agrees that it will permit MFS or such representatives to have reasonable access to its personnel and records in order to facilitate the monitoring of the quality of the Services.

     5. Compliance with Laws: Prospectuses. Proxy Statements, etc. At all times, Equitable shall comply with all applicable laws, rules and regulations under the Federal securities laws, including without limitation requirements for delivery of prospectuses (which term includes prospectus supplements). MFS agrees to provide to Equitable, at MFS' or the Funds' expense, whatever quantities of Fund prospectuses, prospectus supplements, Statements of Additional Information, annual and semi-annual reports that Equitable reasonably determines it requires in connection with meeting its or the Plans' Trustees' Fund communication and disclosure statement and delivery requirements for Participants invested in the Funds. With regard to Fund proxy statements for Fund shareholders, Equitable agrees to furnish MFS with a list of the names and addresses, in a format reasonably acceptable to MFS and Equitable, of all Participants

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investing in the applicable Fund through the Account, and will update such list as of certain Fund shareholder record dates provided by MFS for such purposes. MFS or its affiliates or agents will use such information to forward Fund proxy statements to such Participants, and MFS or its affiliates or agents shall solicit the return of such proxies as appropriate.

     6.   Representations With Respect to Funds.

     (a) Equitable and its agents and representatives shall not make any representations concerning a Fund or the Shares except those contained in the then current prospectus of such Fund and in current sales literature prepared by MFS.

     (b) MFS agrees to provide reasonable assistance to Equitable in the preparation of any sales literature, articles or advertising for the Account describing investment in the Funds. Any sales material, articles, advertising, registration statements (including any prospectuses, prospectus supplements or Statements of Additional Information), annual and semi-annual reports or other promotional materials prepared by Equitable which refer to any Fund, MFS or the Funds' investment adviser will be subject to prior review and written approval by MFS. MFS agrees to review all such materials promptly.

     (c) MFS will provide reasonable training for Equitable's marketing and operations staff, at the regular place of business of such staffs, concerning the Funds in connection with Equitable's offering the Account to Participants.

     (d) MFS will provide such periodic written reports as may reasonably be requested by the Plan's Trustees and will arrange to send a representative of MFS, the Funds or the Funds' investment adviser to meetings of the Plans' Trustees, as may reasonably be requested from time to time.

     (e) The parties acknowledge and agree that the Boards of Trustees of the Funds retain control over whether or not the Shares will continue to be made available for purchase by current or new investors. MFS agrees that, even if the Shares are not generally made available for purchase by new investors, it will recommend to the Boards of Trustees of the Funds that the Shares continue to be made available for purchase by the Account in accordance with the terms of this Agreement.

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     7. Relationship of Parties. Except to the limited extent provided in
Section 3, it is understood and agreed that all Services performed hereunder by Equitable shall be as an independent contractor and not as an employee or agent of MFS or any of the Funds, and none of the parties shall hold itself out as an agent of any other party with the authority to bind such party.

     8. Use of MFS' Name. Except as otherwise expressly provided for in this Agreement, Equitable shall not use, nor shall it allow its employees or agents to use, any name, logo, trademark, service mark or other proprietary designation of MFS, any affiliate of MFS, or any funds, products or services sponsored, managed, advised, administered, or distributed by MFS or any of its affiliates, in any advertisement, sales literature or prospectus without the express prior written consent of MFS.

     9.   Fees: Expenses.

     (a) In consideration of Equitable's performance of the Services, MFS agrees to pay Equitable the Administrative Fees described in Schedule C (the "Administrative Fees").

     (b) The parties agree that the Administrative Fees are for administrative services only and do not constitute payment in any manner for investment advisory or distribution services.

     (c) Equitable will calculate the Administrative Fees at the end of each quarter, and MFS will make payment to Equitable within 30 days after its receipt of an invoice therefor. Each invoice will be accompanied by a statement showing the calculation of the Administrative Fees, together with documentation sufficient for MFS to verify such calculation.

     (d) Except as otherwise provided in this Agreement, each party shall bear all expenses incidental to the performance of its obligations under this Agreement.

     10.  Termination.  This Agreement shall terminate,

     (a) at the option of Equitable or MFS upon 30 days' advance written notice to the other party hereto; or

     (b) at the option of Equitable or of MFS, as the case may be, upon written notice to the other party hereto of (i) the institution of formal proceedings against the Funds or MFS, or

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against Equitable, as the case may be, by the National Association of
Securities Dealers, Inc., the Securities and Exchange Commission or any other regulatory body; or (ii) MFS, or Equitable, as the case may be, being in material breach of this Agreement, unless the party in breach cures the breach to the reasonable satisfaction of the party alleging breach within 10 days following such notice.

     Nothing in this Agreement shall be construed to create an obligation on the part of the Plans' Trustees or Equitable to maintain the Account as an investment option for Participants or to prevent Equitable or the Plans' Trustees from terminating the Account or changing its investment objective or policies so as to no longer permit or require investment in the Funds.

     11.  Indemnification.

     (a) Equitable agrees to indemnify and hold harmless MFS, the Funds and their affiliates, the Funds' investment advisers, the Funds' administrators, and each of their directors, trustees, officers, employees, agents and each person, if any, who controls them within the meaning of the Securities Act, against any losses, claims, damages, liabilities or expenses to which an indemnitee may become subject insofar as those losses, claims, damages, liabilities or expenses (or actions in respect thereof), arise out of or are based upon: (i) the performance of Administrative Services by Equitable, except for any loss, claim, damage, liability or expense arising out of the execution or delivery by MFS of this Agreement or the performance by MFS of its duties hereunder; (ii) Equitable's negligence or willful misconduct in performing the Services; or (iii) any breach by Equitable of any material representation, warranty or covenant made in this Agreement; and Equitable will reimburse the indemnitees for any legal or other expenses reasonably incurred, as incurred, by them in connection with investigating or defending such loss, claim or action.

     (b) MFS agrees to indemnify and hold harmless Equitable, the American Dental Association and the Plans' Trustees, and each of their directors, trustees, officers, employees, agents and each person, if any, who controls them within the meaning of the Securities Act, against losses, claims, damages, liabilities or expenses to which an indemnitee may become subject insofar as those losses, claims, damages, liabilities or expenses (or actions in respect thereof), arise out of or are based upon: (i) any failure by MFS to respond in a reasonably timely manner to

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any reasonable request by Equitable for any Fund prospectus, prospectus supplement, Statement of Additional Information, or annual or semi-annual report relating to any Fund; (ii) any untrue statement of a material fact, or omission to state a material fact required to be stated to make the statements not misleading in any Funds' prospectus, prospectus supplement, Statement of Additional Information, annual or semi-annual report, proxy statement, sales literature, advertisement, article or other material prepared by MFS or the Funds, or any description of the Funds, MFS or the Funds' investment adviser set forth in a registration statement relating to the Plans filed by Equitable or in any other document prepared by Equitable, in either case if such description has been pre-approved in writing by MFS or the Funds; or (iii) MFS' negligence or willful misconduct in performing its duties under this Agreement; or (iii) any breach by MFS of any material representation, warranty or covenant made in this Agreement; and MFS will reimburse the indemnitees for any legal or other expenses reasonably incurred, as incurred, by them in connection with investigating or defending such loss, claim or action.

     (c) Nothing in this Section 11 or any other Section of this Agreement shall be construed to require an indemnitor to indemnify any indemnitee for any special, consequential or indirect damages.

     12. Additional Representations. Warranties and Covenants. Each party represents that (a) it is free to enter into this Agreement and that by doing so it will not breach or otherwise impair any other agreement or understanding with any other person, corporation or other entity and (b) it has full power and authority under applicable law, and has taken all action necessary, to enter into and perform this Agreement. Equitable further represents, warrants and covenants that:

          i) the arrangements provided for in this Agreement will be disclosed to the Plans through their representatives or in a prospectus delivered to each Participant;

          ii) it will not be a "fiduciary" of any Plan with respect to the provision of the Administrative Services, the Services or with respect to a Plan's purchase of Shares, as such term is defined in Section 3(21) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and
Section 4975 of the Internal Revenue Code of 1986, as amended (the "Code");

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          iii) the receipt of the Administrative Fees described in Section 9 hereof by Equitable will not constitute a non-exempt "prohibited transaction" as such term is defined in Section 406 of ERISA and Section 4975 of the Code;

          iv) it is not required to be registered as a broker-dealer or a transfer agent under the 1934 Act or any applicable state securities laws as a result of entering into and performing the Services set forth in this Agreement; and

          v) the Account is not required to be registered under the Investment Company Act of 1940, as amended (the "1940 Act"), and the units of interest in the Account will be registered under the Securities Act prior to offering such units to Participants, and such registration will remain in effect as long as units of the Account are offered to Participants.

     MFS further represents, warrants and covenants that:

          i)   it is registered as a broker-dealer under the 1934
Act and any applicable state securities laws;

          ii) each Fund is registered as an investment company under the 1940 Act, and its Shares are registered under the Securities Act, and such registrations will remain in effect as long as the Account holds Shares;

          iii) it shall treat as confidential the information provided by Equitable and the Plans' Trustees concerning the American Dental Association Members Retirement Program, the Plans' Trusts and the Participants and shall not use such information for any purposes except those specified in this Agreement; and

          iv) during the term of this Agreement, it will not impose a front-end sales charge or a contingent deferred sales charge on purchases or redemptions of Shares for the Account.

     13. Notice. Each notice required by this Agreement shall be given in writing and delivered personally or mailed by certified mail or courier service to the other party at the following address or such other address as each party may give notice to the other:

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     If to Equitable to:

          The Equitable Life Assurance
            Society of the United States
          200 Plaza Drive
          Secaucus, New Jersey  07096
          Attention:  Naomi J. Weinstein

     with a copy to:

          The Equitable Life Assurance
            Society of the United States
          787 Seventh Avenue
          New York, New York  10019
          Attention:  Anthony A. Dreyspool

     to MFS:

          MFS Fund Distributors, Inc.
          500 Boylston Street
          Boston, MA 02116
          Attention:  Douglas C. Grip

     with a copy to:

          Massachusetts Financial Services Company
          500 Boylston Street
          Boston, MA 02116
          Attention:  Robert T. Burns

A notice given pursuant to this Section 13 shall be deemed given immediately when delivered personally, three days after the date of certified mailing, or one day after delivery by courier service.

     14. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the Commonwealth of Massachusetts.

     15. General Provisions. This Agreement contains the full and complete understanding of the parties and supersedes all prior representations, promises, statements, arrangements, agreements, warranties and understandings between the parties with respect to the subject matter hereof, whether oral or written, express or implied. This Agreement may be modified or

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amended, and the terms of this Agreement may be waived, only by a writing signed by each of the parties. This Agreement shall not be assigned by either party hereto, without the prior written consent of the other party hereto. The provisions of Sections 4 and 11 shall survive termination of this Agreement.

     IN WITNESS WHEREOF, the undersigned have executed this Agreement by their duly authorized officers as of the 1st day of December, 1995.

                         THE EQUITABLE LIFE ASSURANCE
                          SOCIETY OF THE UNITED STATES

                           By:
                              -----------------------
                           Name:  Naomi J. Weinstein
                           Title: Vice President

                           MFS FUND DISTRIBUTORS, INC.


                           By:
                               ----------------------
                           Name:  William Scott, Jr.
                           Title: President



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                                  SCHEDULE A

                             AVAILABLE MFS FUNDS

                         Massachusetts Investors Trust
                   Massachusetts Investors Growth Stock Fund
                            MFS Capital Growth Fund
                           MFS Emerging Growth Fund
                       MFS Gold & Natural Resources Fund
                         MFS Growth Opportunities Fund
                           MFS Managed Sectors Fund
                                 MFS OTC Fund
                               MFS Research Fund
                                MFS Value Fund
                             MFS Total Return Fund
                              MFS Utilities Fund
                                 MFS Bond Fund
                         MFS Government Mortgage Fund
                        MFS Government Securities Fund
                             MFS High Income Fund
                         MFS Intermediate Income Fund
                           MFS Strategic Income Fund
                     MFS Government Limited Maturity Fund
                           MFS Limited Maturity Fund
                        MFS World Asset Allocation Fund
                             MFS World Equity Fund
                          MFS World Governments Fund
                             MFS World Growth Fund
                          MFS World Total Return Fund
                             MFS Cash Reserve Fund
                       MFS Government Money Market Fund
                             MFS Money Market Fund

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                                  SCHEDULE B

                                 The Services

Equitable shall perform the following services, all in accordance with the terms of this Agreement (in performing the following services, it is understood that the only investment in the Account are the Shares, and that Participants receive reports indicating the number of Account units of interest (representing Shares) which are credited to their account under the Plan):

     1. Maintain separate records for each Plan, which records shall reflect Shares purchased and redeemed, including the date and price for all transactions, and Share balances.

     2. Disburse or credit to the Plans, and maintain records of, all proceeds of redemptions of shares and all other distributions not reinvested in Shares.

     3. Prepare, and transmit to the Plans periodic account statements showing the total number of Shares owned by each Plan as of the statement closing date, purchases and redemptions of Shares by the Plan during the period covered by the statement, and the dividends and other distributions paid to the Plan during the statement period (whether paid in cash or reinvested in Shares)

     4. Transmit to the transfer agent of each Fund aggregate purchase orders and redemption requests placed by the Plans.

     5. Transmit to MFS or the Funds or any of the agents designated by any of them such periodic reports as MFS or any Fund shall reasonably conclude is necessary to enable MFS or such Fund to comply with federal or state Blue Sky requirements.

     6. Transmit to the Plans confirmations of purchase orders and redemption requests placed by the Plans.

     7. Maintain all account balance information for the Plans and daily and monthly purchase summaries expressed in Shares and dollar amounts.

     8. Reconcile purchase order and redemption requests placed by Equitable on behalf of the Plans in accordance with the terms of each Fund's prospectus.

     9. Prepare, file or transmit all Federal, state and local government reports and returns, if any, as required by law with respect to the Account.

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                                  SCHEDULE C

                            THE ADMINISTRATIVE FEES

     The Administrative Fees payable each quarter with respect to a Fund shall be in an amount equal to the average daily net assets invested in such Fund during the quarter multiplied by the applicable per annum rate (i.e. from 0.0% up to, but not necessarily all of, 0.25% of the average daily net asset value of Shares of the Funds held by a Plan during each quarter, as specified in writing from time to time by MFS) by a fraction the numerator of which is the number of days in the quarter and the denominator of which is 365.

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